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                                     FORM OF
                            INDEMNIFICATION AGREEMENT


          THIS INDEMNIFICATION AGREEMENT ("Agreement"), dated as of July 8, 1996, between SUPERCUTS, INC., a Delaware corporation (the "Corporation"), and ________________ ("Indemnitee"), an officer and/or member of the Board of Directors of the Corporation.

          WHEREAS, the Corporation desires the benefits of having Indemnitee serve as an officer and/or director secure in the knowledge that expenses, liabilities and losses incurred by him in his good faith service to the Corporation will be borne by the Corporation or its successors and assigns in accordance with applicable law; and

          WHEREAS, the Corporation desires that Indemnitee resist and defend against what Indemnitee may consider to be unjustified investigations, claims, actions, suits and proceedings which have arisen or may arise in the future as a result of Indemnitee's service to the Corporation;

          WHEREAS, the Certificate of Incorporation and Bylaws of the Corporation provide that the Corporation shall indemnify and advance expenses to all directors and officers of the Corporation in the manner set forth therein; and

          WHEREAS, the parties believe it appropriate to memorialize and reaffirm the Corporation's indemnification obligations to Indemnitee and, in addition, set forth the indemnification agreements contained herein;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

          1. CERTAIN DEFINITIONS. As used herein, the following words and terms shall have the following respective meanings (whether singular or plural):

               "Change in Control" means a change in control of the Corporation after the date Indemnitee acquired his Corporate Status, which shall be deemed to have occurred in any one of the following circumstances occurring after such date: i) there shall have occurred an event required to be reported with respect to the Corporation in response to Item 6(e) of the Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or

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indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such persons attaining such percentage interest; iii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

               "Corporate Status" describes the status of Indemnitee as a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which Indemnitee is or was serving at the request of the Corporation.

               "Expenses" shall include all attorneys' fees (which attorneys may be chosen by Indemnitee in his or her sole discretion), retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

               "Independent Counsel" means a law firm, or a member of a law firm that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent (i) the Corporation or its successor or assignee in the event of a change in control or Indemnitee in any matter material to either such party or
(ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

               "Matter" is a claim, a material issue or a substantial request for relief.

               "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by Indemnitee pursuant to Section 5a of this Agreement to enforce his rights under this Agreement.

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          2.   INDEMNIFICATION.  Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law in effect on the date hereof, and to such greater extent as applicable law may thereafter permit, against all losses, liabilities, claims, damages, costs, charges, judgments, fines, penalties and Expenses incurred or suffered by Indemnitee in connection with any present or future threatened, pending or contemplated Matter or Proceeding, (i) to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee's capacity as a director or officer of the Corporation, or (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as a director, officer, employee or agent of the Corporation, or of any subsidiary or division, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          3. ADVANCEMENT OF EXPENSES. In the event of any threatened or pending Matter or Proceeding in which Indemnitee is or may in the future be a party or is or may in the future be involved and that may give rise to a right of indemnification under this Agreement, following written request to the Corporation by Indemnitee pursuant to Section 5(a) of this Agreement, the Corporation shall promptly pay to Indemnitee amounts to cover Expenses incurred by Indemnitee in such Proceeding in advance of its final disposition upon the receipt by the Corporation of (i) a written undertaking (a copy of which is attached hereto as an exhibit) executed by or on behalf of Indemnitee providing that Indemnitee will repay the advance if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Corporation as provided in this Agreement, and (ii) reasonable evidence as to the amount of such Expenses.

          4. REPAYMENT OF ADVANCES OR OTHER EXPENSES. Indemnitee agrees that Indemnitee shall reimburse the Corporation for all Expenses paid by the Corporation in defending any Matter or Proceeding against Indemnitee in the event and only to the extent that it shall be determined by a final, non-appealable order of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Corporation for such Expenses.

          5.   PROCEDURE FOR DETERMINATION OF ENTITLEMENT TO
INDEMNIFICATION.

               (a) REQUEST FOR INDEMNIFICATION. To obtain indemnification, Indemnitee shall submit to the Secretary of the Corporation a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Corporation about the nature of the indemnification sought by

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Indemnitee.  The Secretary of the Corporation shall promptly advise the Board of
Directors of such request

               (b) DETERMINATION OF ENTITLEMENT; NO CHANGE OF CONTROL. If there has been no Change of Control at the time of the request for indemnification is submitted, Indemnitee's entitlement to indemnification shall be determined in accordance with Section 145(d) of the Delaware General Corporation Law. If entitlement to indemnification is to be determined by Independent Counsel, the Corporation shall furnish notice to Indemnitee within 10 days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. The Indemnitee may, within 14 days after receipt of such written notice of selection, deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis for such assertion. If there is an objection to the selection of Independent Counsel, either the Corporation or Indemnitee may petition the Court for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

               (c) DETERMINATION OF ENTITLEMENT; CHANGE OF CONTROL. If there has been a Change of Control at the time the request for indemnification is submitted, Indemnitee's entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by Indemnitee. Indemnitee shall give the Corporation written notice advising of the identity and address of the Independent Counsel so selected. The Corporation may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Indemnitee may, within five days after the receipt of such objection from the Corporation, submit the name of another Independent Counsel and the Corporation may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Any objections referred to in this Section may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and such objection shall set forth with particularity the factual basis for such assertion. Indemnitee may petition the Court for a determination that the Corporation's objection to the first and/or second selection of Independent Counsel is without reasonable basis and/or for the appointment as Independent Counsel of a person selected by the Court.

               (d) PROCEDURES OF INDEPENDENT COUNSEL. If a Change of Control shall have occurred before the request for indemnification is sent by Indemnitee, Indemnitee shall be presumed (except as otherwise expressly provided in this Agreement) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 5(a) of

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this Agreement, and thereafter the Corporation shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him by clear and convincing evidence that the presumption should not apply.

               Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 5(b) or 5(c) of this Agreement to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within 60 days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by applicable law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Corporation, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.
A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan of the Corporation shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

               For purposes of any determination hereunder, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or Proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise or on information supplied to him by the officers of the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section shall mean any other corporation or any partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise of director, officer, employee or agent. The provisions of this paragraph shall not be

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deemed to be exclusive or to limit in any way the circumstances in which an
Indemnitee may be deemed to have met the applicable standards of conduct for determining entitlement to rights under this Agreement.

               (e) INDEPENDENT COUNSEL EXPENSES. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Section and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his selection until a court has determined that such objection is without a reasonable basis.

          6.   CERTAIN REMEDIES OF INDEMNITEE.

               (a) ADJUDICATION. In the event that (i) a determination is made pursuant to Section 5(b) or 5(c) hereof that Indemnitee is not entitled to indemnification under this Agreement; (ii) advancement of Expenses is not timely made pursuant to Section 3 of this Agreement; (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification
(a) within 90 days after being appointed by the Court, or (b) within 90 days after objections to his selection have been overruled by the Court or (c) within 90 days after the time for the Corporation or Indemnitee to object to his selection; or (iv) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Sections 5(b), 5(c) or 5(d) of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.
 If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section, the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

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               The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section that the procedures and presumptions of this Agreement are not valid, binding and enforceable, and shall stipulate in any such proceeding that the Corporation is bound by all provisions of this Agreement. In the event that Indemnitee, pursuant to this Section, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

          7. NON-EXCLUSIVITY OF RIGHTS. The rights of indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of or excluded by any other rights to which Indemnitee may at any time be entitled to under applicable law, the Corporation's Certificate of Incorporation, the Corporation's Bylaws, any agreement, a vote of stockholders or a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Agreement shall continue as to an Indemnitee whose employment by the Corporation has ceased for any reason and shall inure to the benefit of his heirs, executors and administrators.

          8. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

          9. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

          10. AMENDMENT. This Agreement may be amended, and the observance of any term of this Agreement may be waived, only by a written instrument duly executed by the parties hereto.

          11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to its subject matter.

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          12.  COUNTERPARTS. This Agreement may be executed simultaneously in two more identical counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


- -------------------------                    -------------------------
Lawrence D. Imber                            [INDEMNITEE]
Senior Vice President




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                                    EXHIBIT A
                              UNDERTAKING AGREEMENT


          This UNDERTAKING AGREEMENT is made on _____________, 19__, between SUPERCUTS, INC., a Delaware corporation (the "Corporation"), or its successor or assignee in the event of a change of control of the Corporation, and _________________ ("Indemnitee"), an officer and/or member of the Board of Directors of the Corporation.

          WHEREAS, Indemnitee may become involved in investigations, claims, actions, suits or proceedings which have arisen or may arise in the future as a result of Indemnitee's service to the Corporation; and

          WHEREAS, Indemnitee desires that the Corporation pay any and all expenses (including, but not limited to, attorney's fees and court costs) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in defending or investigating any such suits or claims and that such payment be made in advance of the final disposition of such investigations, claims, actions, suits or proceedings to the extent that Indemnitee has not been previously reimbursed by insurance; and

          WHEREAS, the Corporation is willing to make such payments but, in accordance with Section 145 of the General Corporation Law of the State of Delaware, the Corporation may make such payments only if it receives an undertaking to repay from the Indemnitee; and;

          WHEREAS, Indemnitee is willing to give such an undertaking;

          NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

          1. In regard to any payments made by the Corporation to Indemnitee pursuant to the terms of the Indemnification Agreement dated _________, 1996, between the Corporation and Indemnitee, Indemnitee hereby undertakes and agrees to repay to the Corporation any and all amounts so paid promptly and in any event within thirty (30) days after the disposition, including any appeals, of any litigation or threatened litigation on account of which payments were made, but only to the extent that Indemnitee is ultimately found not entitled to be indemnified by the Corporation under the Bylaws of the Corporation and Section 145 of the General Corporation Law of the State of Delaware, or other applicable law.

          2. This Agreement shall not affect in any manner rights which Indemnitee may have against the Corporation, any insurer or any other person to seek indemnification for or

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 reimbursement of any expenses referred to herein or any judgment which may be rendered in any litigation or proceeding.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.


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